                                                                    EXHIBIT 12.1

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                  For the Six
                                                     Months                  For the Years Ended
                                                 Ended June 30,                 December 31,
                                                 --------------------------------------------------------
                                                  2004     2003   2003     2002    2001    2000     1999
                                                 --------------------------------------------------------
                                                                   (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $ 313   $ 171   $ 376   $ 320   $ 324   $  994   $1,163
Fixed Charges                                       187     196     390     408     461      447      442
                                                 --------------------------------------------------------
Total Earnings                                    $ 500   $ 367   $ 766   $ 728   $ 785   $1,441   $1,605
                                                 ========================================================
Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $ 187   $ 194   $ 390   $ 406   $ 458   $  444   $  440
Interest Factor in Rentals                           --       2      --       2       3        3        2
                                                 --------------------------------------------------------
Total Fixed Charges                               $ 187   $ 196   $ 390   $ 408   $ 461   $  447   $  442
                                                 ========================================================

Ratio of Earnings to Fixed Charges                 2.67    1.87    1.96    1.78    1.70     3.22     3.63
                                                 ========================================================

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.